Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended October 31, 2003

Summary Metrics
	Reported		Managed

Net Charge-Off Rate	4.76%			5.30%
30 Days + Delinquency Rate	4.74%			4.52%

Metric Calculation Details (dollars in thousands)

	Reported	Adjustments (1)	Managed (2)

Net Principal Charge-Offs	$122,153	$175,971	$298,124
Average Loans Outstanding	$30,825,400	$36,697,354	$67,522,754
Annualized Net Charge-Off Rate	$4.76%		5.30%

30 Days + Delinquencies	$1,468,975	$1,607,143	$3,076,118
Period-end Loans Outstanding	$30,968,678	$37,119,125	$68,087,803
30 Days + Delinquency Rate	4.74%		4.52%

(1)	Includes adjustments made related to effects of securitization transactions qualifying as sales under GAAP and adjustments made to reclassify to “managed” loans outstanding the collectible portion of billed finance charge and fee income on the investors’ interest in securitized loans excluded from loans outstanding on the “reported” balance sheet in accordance with Financial Accounting Standards Board Staff Position, “Accrued Interest Receivable”, issued April 2003.

(2)	The managed loan portfolio does not include auto loans which have been sold in whole loan sale transactions where the Company has retained servicing rights.

Reconciliation to GAAP Measures:

The Company’s consolidated financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) are referred to as its “reported” financial statements. Loans included in securitization transactions which qualified as sales under GAAP have been removed from the Company’s “reported” balance sheet. However, interest income, interchange, fees and recoveries generated from the securitized loan portfolio net of charge-offs in excess of the interest paid to investors of asset-backed securitizations are recognized as non-interest income on the “reported” income statement.

The Company’s “managed” consolidated financial statements reflect adjustments made related to effects of securitization transactions qualifying as sales under GAAP. The Company generates earnings from its “managed” loan portfolio which includes both the on-balance sheet loans and off-balance sheet loans. The Company’s “managed” income statement takes the components of the non-interest income generated from the securitized portfolio and distributes the revenue to appropriate income statement line items from which it originated. For this reason the Company believes the “managed” consolidated financial statements and related managed metrics to be useful to stakeholders.